Summary financial information concerning the Company’s reclassified reportable segments are shown in the following tables:

For the Year Ended December 31, 2008
(thousands of United States dollars)

	Strategic Marketing Services	Performance Marketing Services Group	Corporate	Total
Revenue	$363,580	$221,068	$—	$584,648

Cost of services sold	226,699	165,446	—	392,145

Office and general expenses	84,408	35,725	17,622	137,755

Depreciation and amortization	24,814	9,189	401	34,404

Operating Profit (Loss)	$27,659	$10,708	$(18,023)	20,344

Other Income (Expense):
Other expense, net				(14)
Foreign exchange gain				13,257
Interest expense, net				(13,255)

Income from continuing operations before income taxes, equity in affiliates				20,332
Income tax expense				(2,397)

Income from continuing operations before equity in affiliates				17,935
Equity in earnings of non-consolidated affiliates				349

Income from continuing operations				18,284

Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(10,015)

Net Income				8,269
Net income attributable to the noncontrolling interests	$(5,302)	$(2,834)	$—	(8,136)
Net income attributable to MDC Partners Inc.				$133

Stock-based compensation from continuing operations	$6,162	$3,697	$4,578	$14,437
Capital expenditures from continuing operations	$9,192	$5,094	$109	$14,395
Goodwill intangibles	$224,793	$60,273	$—	$285,066
Total assets	$358,834	$132,609	$37,796	$529,239

For the Year Ended December 31, 2007
(thousands of United States dollars)

	Strategic Marketing Services	Performance Marketing Services Group	Corporate	Total
Revenue	$338,524	$195,359	$—	$533,883

Cost of services sold	201,172	142,125	—	343,297

Office and general expenses	83,644	32,442	22,148	138,234

Depreciation and amortization	21,045	7,672	258	28,975

Operating Profit (Loss)	$32,663	$13,120	$(22,406)	23,377

Other Income (Expense):
Other income, net				3,165
Foreign exchange loss				(7,192)
Interest expense, net				(11,099)

Income from continuing operations before income taxes, equity in affiliates				8,251
Income tax expense				(6,081)

Income from continuing operations before equity in affiliates				2,170
Equity in earnings of non-consolidated affiliates				165

Income from continuing operations				2,335

Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(8,173)
Net loss				(5,838)
Net income attributable to the noncontrolling interests	$(17,457)	$(3,060)	$—	(20,517)
Net loss attributable to MDC Partners Inc.				$(26,355)
Stock-based compensation from continuing operations	$5,199	$575	$4,443	$10,217
Capital expenditures from continuing operations	$10,267	$8,976	$210	$19,453
Goodwill and intangibles	$212,393	$60,732	$—	$273,125
Total assets	$359,489	$152,134	$9,075	$520,698